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                                                                    EXHIBIT 10.1



                            ASSET PURCHASE AGREEMENT

                                     between

                          AMERIQUEST TECHNOLOGIES, INC.

                                       and

                         SENECA DATA DISTRIBUTORS, INC.
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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement"), made and entered into this 30th day of March, 2001, by and between AMERIQUEST TECHNOLOGIES, INC., a Delaware corporation ("Seller") and SENECA DATA DISTRIBUTORS, INC., a New York corporation ("Buyer").

                               W I T N E S S E T H
         WHEREAS, Seller owns and operates a business which provides technical consultation and services and is engaged in the sale of computers and computer equipment, a segment of which is devoted to the sale and distribution of computers and computer equipment to entities for the purpose of resale (such segment being referred to herein as the "Business"); and

         WHEREAS, Seller desires to sell and Buyer desires to acquire certain assets and equipment of Seller used or usable for the operation of the Business. NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

         1. Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

                  (a) "Closing Place" shall mean the offices of Scolaro, Shulman, Cohen, Lawler & Burstein, P.C., in Syracuse, New York, or such other place as the parties may mutually agree.

                  (b) "Environmental Laws" shall mean all applicable rules and regulations of federal, state and local laws, including statutes, regulations, ordinances, codes, rules, as amended, relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or Hazardous Materials or toxic substances.

                  (c) "Hazardous Materials" shall mean substances or materials (whether solids or gases) that are deemed hazardous, toxic, pollutants or contaminants, including, without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.
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         2.       Assets to be Conveyed; Liabilities to be Assumed.

                  (a) On the Closing Date (as defined in Section "16") at the Closing Place, Seller will assign, convey, transfer and deliver to Buyer, free and clear of all Liens (as defined in Section "8(e)(i)"), and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the assets used in the operation of the Business which are described as follows (collectively, the "Assets"):

                           (i) the equipment, cubicles, office supplies, furniture and fixtures used or usable in the operation of the Business described in Schedule 2(a)(i);

                           (ii) the marketing and sales data and related information, telephone numbers, payment history, order history and credit history with respect to Established Customers (as defined in Section "7") (the "Customer Records"), credit files, personnel records for employees listed on Schedule 8(k), the list of Established Customers, technical reports and electronic data files used in the operation of the Business;

                           (iii) the contracts, Work in Process (as defined in Section "4"), licenses, equipment leases and agreements associated with the operation of the Business described in Schedule 2(a)(iii) (collectively, the "Contracts"); and

                           (iv) the goodwill associated with the operation of the Business.

                  (b) Buyer does not and will not assume, incur or be charged with any liabilities or obligations of Seller of any nature whatsoever, contingent or otherwise, arising prior to or in connection with the Closing. Seller shall not be responsible for, incur or be charged with any liabilities or obligations of Buyer of any nature whatsoever, contingent or otherwise, arising after the Closing with respect to the Assets.

         3. Excluded Assets. It is understood and agreed that the assets being sold to Buyer do not include (i) cash, deposits, notes receivable and accounts receivable, (ii) investment securities, (iii) life insurance, (iv) liability insurance, (v) retirement plan assets, (vi) pre-paid expenses, (vii) trademarks, service marks, copyrights and trade names of the Seller and all other assets of Seller not described in Section "2(a)" and Schedules 2(a)(i) through 2(a)(iv) inclusive, in existence as of the close of business on the day before the Closing Date.


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         4. Unfilled Orders. Prior to Closing, Seller shall deliver to Buyer a true and complete list of all products ordered from Seller by customers prior to the Closing Date to be partially or entirely delivered subsequent to the Closing Date (such orders are collectively referred to herein as "Work in Process"). Subsequent to Closing, Buyer shall complete all Work in Process and invoice the applicable customers for the products delivered subsequent to the Closing. All proceeds from such invoices shall be the property of Buyer.

         5. Purchase Price; Method of Payment; Allocation of Purchase Price.

                  (a) Purchase Price. The consideration to be paid by Buyer to Seller for the Assets (the "Purchase Price") shall be an amount equal to the Initial Payment set forth in Section "5(b)" and the Contingent Payments set forth in Section "5(c)".

                  (b) Payment. On the Closing Date, Ten Thousand Dollars ($10,000.00) (the "Initial Payment") shall be delivered by Buyer, in cash or otherwise immediately available funds, to Seller.

                  (c) Contingent Payments. Seller shall be entitled to receive contingent payments (collectively, the "Contingent Payments") for certain sales of products by Buyer for a three (3) year period following Closing. The Contingent Payments shall be equal to the following:

                           (i) Ten percent (10%) of the Gross Profits on Sales (as defined below) for the period beginning on the Closing Date and ending one year thereafter (the "First Year");

                           (ii) Seven and one-half percent (7.5%) of the Gross Profits on Sales for the period beginning on the date of termination of the First Year and ending one (1) year thereafter (the "Second Year"); and

                           (iii) Five percent (5%) of the Gross Profits on Sales for the period beginning on the date of termination of the Second Year and ending one (1) year thereafter (the "Third Year").

For purposes of this Agreement, "Gross Profits on Sales" for each of the time periods described above shall mean the total revenue received by Buyer attributable to the sale of products by Buyer to Established Customers (as defined in Section "7") less Buyer's cost of such products (and, in the case of IntraLink or "white box" products,


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costs attributable to assembly labor), as determined in accordance with the historical practices of Buyer. The Contingent Payments shall be made in accordance with Section "5(f)" below.

                  (d) Minimum Contingent Payments. Notwithstanding the foregoing, in the event the Contingent Payments actually received by Buyer for the three (3) year period set forth above (excluding the Advance Payment (as defined in subparagraph "(f)" below) shall not be equal to or greater than One Hundred Fifty Thousand Dollars ($150,000.00), Buyer shall pay to Seller an additional amount calculated as follows. If the Contingent Payments payable hereunder (including the Advance Payment of $100,000) do not equal at least Two Hundred Fifty Thousand Dollars ($250,000), Buyer shall pay to Seller an amount equal to the difference between the actual Contingent Payments (including the Advance Payment of $100,000) and Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Minimum Contingent Payment"), as illustrated in the examples below.

                  Example 1. If the actual Contingent Payments (excluding the
                             Advance Payment of $100,000) are One Hundred Forty Thousand Dollars ($140,000.00), the sum of Ten Thousand Dollars ($10,000.00) shall be payable to Seller.

                  Example 2. If the actual Contingent Payments (excluding the
                             Advance Payment of $100,000) are Sixty Thousand Dollars ($60,000.00), the sum of Ninety Thousand Dollars ($90,000.00) shall be payable to Seller.

If Seller is entitled to a Minimum Contingent Payment under this Section, such payment shall be made within thirty (30) days of the final Contingent Payment.

                  (e) Additional Contingent Payments. If Gross Profits on Sales for the Second Year or Third Year exceed Three Million Five Hundred Thousand Dollars ($3,500,000.00) (the "Success Threshold"), Seller shall be entitled to receive an additional payment for such period(s) equal to two and one-half percent (2.5%) of all Gross Profits on Sales for such period(s) in which the Success Threshold was achieved (the "Additional Contingent Payment(s)"). The Additional Contingent Payment(s), if applicable, shall be made in accordance with Section "5(f)" below.

                  (f) Method of Payment. At Closing, Buyer shall pay to Seller an advance (the "Advance Payment") which will be charged against the Contingent Payments in an amount equal to Ninety Thousand Dollars ($90,000.00) in cash or otherwise immediately available funds. In consideration for the Advance Payment, the first


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One Hundred Thousand Dollars ($100,000.00) of Contingent Payments shall be retained by Buyer. Within ten (10) business days of the end of each calendar quarter during the three (3) year period following Closing, commencing after the end of the first full calendar quarter following Closing, Buyer shall deliver to Seller the Contingent Payment and Additional Contingent Payment (if applicable) attributable to the previous calendar quarter or portion thereof along with an accounting thereof (collectively, the "Quarterly Payment"). In each such case, during such time that Seller's credit facility with Fleet Capital Corporation ("Fleet") remains outstanding, including any period of time during which Seller may be in default thereunder, such payments shall be made to the Seller's "lockbox" account maintained with Fleet.

                  (g) Right to Dispute. Seller shall have thirty (30) days from the receipt of each Quarterly Payment to dispute same by delivering written notice to Buyer indicating the basis for such dispute (the "Dispute Notice"). If Seller and Buyer are unable to resolve the dispute within a thirty (30) day period commencing on the date of the delivery of the Dispute Notice, the dispute shall be presented to the Syracuse, New York office of a mutually agreed upon national accounting firm (the "Independent Accountant") for a final determination. The Independent Accountant shall present its report within thirty
(30) days following submission and its determination shall be final, conclusive and binding on all parties. All fees and expenses of the Independent Accountant shall be split equally between Buyer and Seller. If Seller fails to dispute the Quarterly Payment within the thirty (30) day period, the determination of the Quarterly Payment amount shall be final and conclusive.

                  (h) Allocation. The Purchase Price shall be allocated among the Assets as follows: $10,000 for the assets set forth on Schedule 2(a)(i) and the balance to customer lists, good will and other general intangibles. Seller and Buyer jointly shall complete and separately file Form 8594 with their respective federal income tax returns for the tax year in which the Closing Date occurs in accordance with such allocation and the IRS guidelines, and neither Seller nor Buyer shall, without the written consent of the other, take a position on any tax return or before any governmental agency charged with the collection of any such tax, or in judicial proceeding, that is in any manner inconsistent with the terms of such allocation.

         6.       Minimum Total Payment Obligation.


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                  (a) Subordination. Buyer and Seller agree for the benefit of
Deutsche Financial Services Corporation ("DFS") that if Buyer is obligated to make payment to Seller under Section "5(d)" because the Contingent Payments (excluding the Advance Payment) have not exceeded One Hundred Fifty Thousand Dollars ($150,000.00), such payment (the "Subordinated Obligation") shall be subordinate to the payment of any and all indebtedness, direct or contingent, for which Buyer may now or hereafter be under obligation to pay to DFS (the "Senior Debt").

                  So long as no event of default under any agreement related to the Senior Debt (the "Senior Debt Documents"), as such event of default is defined in any Senior Debt Document (an "Event of Default"), or the occurrence of any event, condition or act which with notice or lapse of time or both would constitute an Event of Default, Seller shall be entitled to receive payment pursuant to the Subordinated Obligation.

                  In the event, however, that an Event of Default occurs and is continuing, and provided that DFS has provided notice of such Event of Default to Seller, Seller shall have no right to receive payment pursuant to the Subordinated Obligation. DFS and Seller acknowledge that in the event that any payment pursuant to the Subordinated Obligation is prohibited hereunder, such payment shall be deemed to be deferred until the cure of such Event of Default and shall accrue interest at the rate of ten percent (10%) per annum from the date due until the date paid, and upon the cure of such Event of Default, payment pursuant to the Subordinated Obligation so deferred (plus accrued interest) shall immediately become due and payable. Seller shall not ask, demand, sue for, collect, take or receive from Buyer the whole or any part of payment pursuant to the Subordinated Obligation without the prior written consent of DFS. In the event that Seller receives, directly or indirectly, any sum on account of the Subordinated Obligation from Buyer, such payment shall be held by Seller in trust for DFS and shall be promptly paid to DFS to be applied for the account of Buyer.

                  (b) Minimum Profit Estimates. In the event that the Gross Profits on Sales for the First Year, Second Year and Third Year do not equal or exceed One Million Two Hundred Thousand Dollars ($1,200,000.00) (the "Profit Estimate") in any year, then Buyer shall have no obligation to make any payment pursuant to the Subordinated Obligation unless and until the Profit Estimate is exceeded.

                  (c) Acer America. Buyer's obligation to make payment pursuant to the Subordinated Obligation, if any, shall be contingent upon Acer America being classified as a Tier II branded manufacturer selling


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through distributors and maintaining its same relationship with Buyer for the eighteen (18) month period following Closing. This subsection "(c)" shall not limit Buyer's payment obligations pursuant to Section 5(c) or elsewhere in this Agreement.

                  (d) Termination by DFS. If DFS terminates its relationship with Buyer, the Subordinated Payment shall not be made until DFS has been paid in full. Seller agrees to subordinate the Subordinated Payment to any successor senior debtor of Seller upon terms substantially the same as set forth in this Agreement.

         7. Customer List. Buyer and Seller hereby agree upon a complete list of Established Customers attached hereto as Schedule 7 (the "Established Customer List"). For purposes of this Agreement, a customer of Seller shall be deemed to be an "Established Customer" if, during the nine (9) months prior to the Closing Date, Seller realized more Gross Profits on Sales with respect to such customer than Buyer or are new customers to Buyer, in each case, as identified on
Schedule 7.

         8. Seller's Representations and Warranties. Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the disclosure schedules delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transaction provided for herein as specified in Section "16" of this Agreement.

                  (a) Authority. The execution and delivery of this Agreement have been duly approved by the board of directors of Seller, and this Agreement constitutes a valid and binding agreement of Seller in accordance with its terms and does not require any consent, notification to or other action of any person, entity or governmental agency other than filings with respect to sales and other transfer taxes.

                  (b) Corporate Status. Seller is duly formed, validly existing and in good standing under the laws of the State of Delaware, and is qualified to conduct business and is in good standing in the State of Delaware and all such states where its business requires such qualification, except for such states in which the failure to so qualify or be in good standing would not have a material adverse effect on the Seller or the Business. Seller has


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complete power to own and to sell, transfer and deliver all the Assets and instruments to be executed to vest effectively in Buyer good and marketable title to the Assets.

                  (c) Effect of Agreement. Except as set forth in Schedule 8(c), the execution, delivery and performance of this Agreement by Seller is not conditioned on or prohibited by, and will not conflict with or result in the breach of the terms, conditions or provisions of, or constitute a default under any organizational document of Seller, any law applicable to Seller or any material agreement or instrument to which Seller is a party or is otherwise subject.

                  (d) Licenses and Permits. Seller has all material permits, licenses, franchises and authorizations necessary for the operation of the Business as now operated, all such permits, licenses, franchises and authorizations are valid and in full force and effect and Seller has complied in all material respects with all laws applicable to the conduct of the Business as such business is presently being conducted. To its knowledge, Seller has not engaged in any activity which would cause revocation or suspension of any such permits, licenses, franchises or authorizations, and no complaint, action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending, or to Seller's knowledge, threatened. All material applications, reports and other disclosures relating to the operation of the Business required by the appropriate governmental bodies have been filed or will have been filed by the Closing in a timely manner.

                  (e)      Assets.

                           (i) Except as set forth on Schedule 8(e), Seller has good and marketable title to all the Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens"), other than Liens for taxes not yet due or payable and other immaterial liens arising in the ordinary course of business ("Permitted Liens"). Except as set forth on Schedule 8(e), none of the Assets are subject to any restrictions with respect to the transferability thereof. Except as set forth on Schedule 8(e), Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all


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         the Assets, free and clear of all Liens other than Liens that attach to the Assets as a result of Buyer's ownership thereof due to obligations or liabilities of Buyer.

                           (ii) All tangible assets constituting Assets hereunder are in good operating condition and repair, free from any defects (subject only to normal wear and tear) and have been maintained consistent with Seller's historical practice.

                  (f) Insurance. All of the Assets which are of an insurable character are insured above deductible limits by financially sound and reputable insurance companies against loss or damage by fires and other risks to the extent and in the manner customary for such assets. Copies of all pertinent insurance policies have been provided to Buyer. Seller will maintain such insurance between the date hereof and the Closing Date. There are no pending claims under any such policies with respect to the Assets. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Seller pertaining to the Business, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. No notice of cancellation or termination has been received with respect to any such policy, and Seller has no knowledge of any act or omission of Seller which could result in cancellation of any such policy prior to its scheduled expiration date. Seller has not been refused any insurance with respect to any aspect of the operation of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three (3) years.

                  (g) Litigation. There is as of the date hereof no suit, action or legal administrative arbitration or other proceeding or governmental investigation (including workers' compensation claims) with respect to the Business pending or to Seller's knowledge threatened against the Seller.

                  (h) Taxes and Tax Returns. Seller has timely filed all federal, state, county, and local tax returns for income taxes, excise taxes, franchise taxes, sales taxes, withholding taxes, property taxes, unemployment taxes, and all other taxes of every kind whatsoever required by law to be filed (collectively, the "Taxes") and such returns are accurate and complete in all material respects. Seller has paid all Taxes shown on such returns and no


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such Taxes are now due or payable or were due and/or payable as of the Closing, and there is no further liability (whether or not disclosed on such returns or assessments) for any Taxes and no interest or penalties have accrued or are accruing with respect to them. There are no tax audits pending and no claims have been asserted or, to the best knowledge of Seller, may be asserted in the future relating to any of Seller's federal, state, county, or local tax returns filed for any period prior to the Closing which, if determined adversely, would result in the asserting by any governmental agency of any deficiency or claim. There are no agreements by Seller for the extension of the time for the assessment of any material amount of tax.

                  (i) Contracts. Seller has delivered or made available to Buyer true and complete copies and descriptions of all of the Contracts (and all amendments and modifications thereto) prior to the execution of this Agreement. Seller has complied with the provisions of the Contracts in all material respects and is not in material default thereunder. There has not been (i) any failure of any party to any Contract to comply in all material respects with the provisions thereof, (ii) any material default by any party thereunder or (iii) any threatened cancellation thereof.

                  (j) Environmental Matters. In connection with environmental matters:

                           (i) Seller is in material compliance with all Environmental Laws;

                           (ii) Seller is not a party to any litigation or administrative proceeding or, to the best knowledge of Seller, is any litigation or administrative proceeding threatened against it which, in either case, asserts or alleges that Seller violated any Environmental Laws; and

                           (iii) There are no conditions known to Seller existing currently which would subject Seller to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by Seller.

                  (k)      Labor Matters.

                           (i) Schedule 8(k) sets forth the names, current annual salary, job position, length of employment and date and amounts of the most recent increases in salary of all persons who are employed by Seller on a full-time or part-time basis (including all persons currently on short or long-term disability)


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         primarily in connection with the Business, including any independent contractors (collectively, the "Employees").

                           (ii) Seller is in compliance in all material respects with all laws and regulations relating to the employment of the Employees, including, without limitation, provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity and the withholding of income taxes and social security contributions, and Seller has not received any notice alleging that it has failed to comply in any material respect with any of the foregoing.

                           (iii) There are no collective bargaining agreements, employment agreements or other arrangements, whether oral or written, between Seller and any of the Employees, and Seller is not aware of any current attempts to organize or establish a labor union or employee association for the employees of Seller. None of the Employees has any contractual right to continued employment by Seller following consummation of the transactions contemplated by this Agreement.

                           (iv) All salaries, workers' compensation assessments and surcharges, unemployment insurance assessments, payments under any employee benefit plans, sick day credits, vacation pay owed for the period prior to Closing have been paid. (l) Financial Statements. Seller has delivered to Buyer true and complete copies of the financial statements of Seller consisting of (i) audited financial statements of the Seller as of September 30, 1998; September 30, 1999 and September

30, 2000, and the related statements of income and cash flows and (ii) an unaudited pro forma balance sheet of Seller (without notes) relating to the Business dated as of February 28, 2001 (the "Recent Balance Sheet"). All of such financial statements (including all notes and schedules contained therein or annexed thereto) have been prepared in accordance with Seller's historical practices applied on a consistent basis, have been prepared in accordance with the books and records of Seller, and fairly present, in accordance with Seller's historical practices, the assets, liabilities and financial position, the results of operations and cash flows of Seller as of the dates and for the years and periods indicated.

                  (m) Absence of Certain Changes. Except as set forth on
Schedule 8(m), since the date of the Recent Balance Sheet there has not been:


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                           (i) No Material Adverse Change. Any material adverse
         change in the financial condition, assets, liabilities, business, prospects or operations of Seller relating to the operation of the Business;

                           (ii) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting the Business or the Assets;

                           (iii) No Commitments. Any commitment or transaction by Seller relating to the Business other than in the ordinary course of business consistent with past practice;

                           (iv) No Disposition of Property. Any sale, lease or other transfer or disposition of any of the Assets, except for the sale of items in the ordinary course of business;

                           (v) No Liens. Any Lien made on any of the Assets, other than Permitted Liens;

                           (vi) No Amendment of Contracts. Any entering into, amendment of or termination by Seller of any Contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

                           (vii) Credit. Any grant of credit to any customer or supplier of the Business on terms or in amounts more favorable than those which have been extended to such customer or supplier in the past which are outside Seller's normal policies or practices with respect to the granting of credit; or

                           (viii) No Unusual Events. Any other material event or condition not in the ordinary course of business of Seller relating to the Business.

                  (n) Absence of Undisclosed Liabilities. Except liabilities of the type disclosed in the Recent Balance Sheet, Seller does not have any liabilities relating to the operation of the Business other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of the Business following the Closing.

                  (o) Intellectual Property. All marketing and sales data and related information, customer lists, technical reports and electronic data files (collectively, "Intellectual Property") that are used by the Business are owned or licensed by, registered in the name of or utilized by Seller and used or held for use in the Business, all of which are transferable to Buyer without the consent or action of any third party. Seller does not know of nor has


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Seller received notice of any infringement on the rights of others resulting from the use of any Intellectual Property. Seller has delivered or made available to Buyer true and complete copies of all Intellectual Property.

                  (p) No Deposits. Seller has not received any deposit or other prepayment pursuant to any Work in Process.

                  (q) General Representation and Warranty. Neither this Agreement nor any other document furnished by or on behalf of Seller in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading in any material respect. There is no fact or circumstance known to Seller which materially adversely affects, or in the future, as now reasonably foreseeable, is likely to materially adversely affect the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of the Business which has not been set forth in this Agreement or the schedules hereto.

         9. Buyer's Representations and Warranties. Buyer covenants, represents and warrants to Seller that:

                  (a) Authority. The execution and delivery of this Agreement have been duly approved by the shareholders and board of directors of Buyer, and this Agreement constitutes a valid and binding agreement of Buyer in accordance with its terms.

                  (b) Organization. Buyer is now and on the Closing Date will be a business corporation duly organized, validly existing and in good standing under the laws of the State of New York.

                  (c) Effects of Agreement. The execution, delivery and performance of this Agreement by Buyer is not conditioned on or prohibited by, and will not conflict with or result in the breach of the terms, conditions or provisions of, or constitute a default under, its Certificate of Incorporation, By-Laws, or any other agreement or instrument to which it is a party or otherwise subject.

                  (d) General Representation. Neither this Agreement nor any ancillary agreement or other documents furnished by or on behalf of Buyer in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading in any material respect.


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         10. Further Covenants of Seller. Seller covenants and agrees as follows:

                  (a)      Due Diligence.

                           (i) Commencing on the date hereof and continuing through the Closing Date, Seller shall, and shall cause its officers, employees, agents and representatives to, furnish to Buyer, its officers, employees, agents, and representatives, at reasonable times and places, all information in their possession concerning the Business as may be requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to the Business that Seller or its officers, employees, agents, independent accountants or representatives shall have in their custody or to which they have access ("Due Diligence Information").

                           (ii) Up to and through the Date of Closing, with the prior consent of Seller in each instance (which consent shall not be unreasonably withheld), Buyer and its officers, employees, agents and representatives, shall have access to vendors, customers, accountants and others having business dealings with the Business for the purpose of performing Buyer's due diligence investigation.

                  (b) Conduct of Business Pending the Closing Date. From the date hereof until the Closing Date, without the prior consent of Buyer, Seller shall conduct its affairs only in the ordinary course of business, not materially change the terms of any agreement with any customer or supplier, use commercially reasonable efforts to preserve the business organization and goodwill of the Business intact, confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations, and notify Buyer of any emergency or other change in the normal course of Seller's businesses or in the operation of Seller's or properties and of any governmental or third party complaints, investigations or hearings, except to the extent limited by applicable law.

                  (c)      Restrictive Covenants.

                           (i) To assure that Buyer will realize the value and goodwill inherent in the Assets, Seller agrees with Buyer that Seller shall not:

                                    (A) Non-Compete. For a period of five (5)
         years from the Closing Date, within a geographic area consisting of all states east of the Mississippi River, act as an individual proprietor, partner, stockholder, officer, principal, agent, employee, supervisor, manager, consultant, guarantor, creditor, lender, co-endorser or in any other capacity whatsoever, own, participate in the ownership of, manage, operate, exercise any control over, render services to (other than services rendered in the ordinary course of Seller's ongoing business), or engage in any of the foregoing for any business, firm, corporation, limited liability company, its successors or assigns, partnership or other entity which operates a business directly competitive with the operations of the Business as such business is presently being conducted. The parties understand that Seller may continue to (i) sell and lease products and services directly to end users, (ii) sell business solutions to entities that resell such solutions and include the same products sold by the Business, and (iii) sell Unisys products through Unisys resellers.

                                    (B) Non-Solicitation. For a period of two
         (2) years from the Closing Date, solicit any business from any current or former valued added reseller customers of the Business for the purpose of selling products competitive with those offered or sold or provided by the Business, except in an ancillary manner as part of a business solutions or leasing transaction.

                           (ii) Proprietary Information. Seller shall not disclose to any person, firm, practice, corporation, limited liability company, partnership or other entity, any proprietary information or other confidential information relating to the Business, its successors or assigns, including but not limited to, confidential financial information, business secrets or any other information concerning the business or affairs of the Business, except as may be required by applicable law.

                           (iii) Reasonableness of Limitations. It is expressly understood and agreed that although the parties consider the restrictions contained herein reasonable as to protected business, duration and geographic area, in the event any court of competent jurisdiction deems them to be unreasonable, then such restriction shall apply to the broadest business, longest period and largest territory as may be considered reasonable by such court and this Agreement as so amended shall be enforced.

                           (iv) Breach of Non-Competition Covenant. The parties agree that upon any breach by the Seller of this Section 10(c), the Buyer shall suffer substantial damages to its business which would only be ascertained after lengthy, protracted and expensive litigation of the issue. Therefore, it is mutually agreed that in the event of any such breach, the Buyer, in addition to all remedies at law or equity to which it may be entitled, shall be entitled to make application for a preliminary and/or permanent injunction enjoining and restraining the Seller and each and every other person, business, firm, practice, corporation, partnership, limited liability company, or entity concerned thereby from the continuance of such prohibited acts.

                           (v) Attorneys' Fees. The Buyer shall be entitled to recover its reasonable attorneys fees incurred in enforcing its rights under this Agreement in the event that a court of competent jurisdiction issues a final order or judgment in favor of Buyer.

         11. Risk of Loss. The risk of any loss, damage or destruction to any of the Assets to be transferred hereunder from fire or other casualty or cause shall be borne by Seller at all times prior to the Closing hereunder.

         12. Conditions Precedent to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated hereunder is subject to the satisfaction at or prior to the Closing of the following:

                  (a) Representations, Warranties and Covenants. The representations, warranties and covenants of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except for changes contemplated by this Agreement.

                  (b) Performance. Seller shall have complied with all agreements, obligations, covenants and conditions required by this Agreement to be met, performed or complied with by it prior to or at the Closing.

                  (c) Certification. Seller shall have furnished or caused to be furnished to Buyer on the Closing Date the certificate as set forth in Section "16(b)(ii)" below.

                  (d) Consents. Seller shall have obtained all consents necessary to (i) validly assign the Contracts to Buyer at the Closing and (ii) operate the Business, including, but not limited to consents from any governmental entities from which consent to his transaction is required.

                  (e) Absence of Litigation. No litigation shall have been commenced or threatened, and no investigation by any government entity shall have been commenced against Buyer, Seller or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

                  (f) UCC Searches. Seller shall have delivered to Borrower prior to the Closing Date Uniform Commercial Code, bankruptcy, judgment and lien searches and any other public record searches as requested by Buyer in its reasonable discretion.

                  (g) Sublease. Buyer and Seller shall have entered into a sublease agreement (the "Sublease Agreement") whereby Buyer will lease to Seller certain portions of its premises located in Willow Grove, Pennsylvania upon terms acceptable to Buyer and containing the terms and conditions specified on
Schedule 12(h).

                  (h) Approval of DFS. Receipt of approval of DFS to this Agreement and the transactions contemplated hereby.

         13. Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated hereunder are subject to satisfaction at or prior to the Closing of the following:

                  (a) Representations, Warranties and Covenants. The representations, warranties and covenants of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations, warranties and covenants were made at and as of such time.

                  (b) Performance. Buyer shall in all material respects have complied with all agreements, obligations and conditions required by this Agreement to be met, performed or complied with by it prior to or at the Closing.

                  (c) Certification. Buyer shall have furnished or caused to be furnished to Seller on the Closing Date the certificate as set forth in Section "16

                  (c)(ii)" below.

                  (d) Delivery of Purchase Price. Buyer shall have delivered to Seller the Initial Payment in accordance with Section "5" hereof.

                  (e) Litigation. No Litigation shall have been commenced or threatened, and no investigation by any government entity shall have been commenced, against Seller with respect to the transactions contemplated hereby; provided that the obligations of Seller shall not be affected unless there is a reasonable likelihood determined by Buyer that as a result of such action, suit, proceeding or investigation, Seller will be unable to transfer the Assets in accordance with the terms set forth herein.

                  (f) Sublease. Buyer and Seller shall have entered into the Sublease Agreement upon terms acceptable to Buyer and containing the terms and conditions specified on Schedule 12(h).

                  (g) Approval of Fleet. Receipt of approval of Fleet to this Agreement and the transactions contemplated hereby.

         14.      Rights of Indemnification.

                  (a) Survival of Covenants, Warranties and Representations. All covenants, agreements, representations and warranties of the parties under this Agreement, in any Schedule or certificate or other document delivered pursuant hereto, shall remain effective through and shall survive the Closing Date for eighteen (18) months from the Closing Date (the "Expiration Date") regardless of any investigation at any time made by or on behalf of Buyer or of any information Buyer may have with respect thereof. Neither party shall have any liability for indemnification hereunder as a result of breach of a representation warranty, agreement, obligation or covenant which expires on the Expiration Date unless on or prior to the Expiration Date the other party notifies the indemnifying party of a claim hereunder, specifying the factual basis of that claim in reasonable detail to the extent known by such party.

                  (b) Indemnification of Buyer. Seller shall defend, indemnify and hold Buyer harmless from and against (1) any and all claims, liabilities and obligations of every kind and description, contingent or otherwise, arising from or relative to (x) the operation or ownership of the Business or the Assets prior to or on the Closing Date, irrespective of when asserted and (y) a breach of any of Seller's representations, warranties or covenants hereunder, and (2) any and all actions, suits, proceedings, damages, assessments, judgments, costs and expenses (including reasonable attorneys' fees) incident to any of the foregoing.

                  (c) Indemnification of Seller. Buyer shall defend, indemnify and hold Seller harmless from and against (1) any and all claims, liabilities and obligations of every kind and description, contingent or otherwise, arising from or relative to (x) the operation or ownership of the Business or the Assets after the Closing Date and (y) a breach of any of Buyer's representations and warranties hereunder, and (2) any and all actions, suits, proceedings, damages, assessments, judgments, costs and expenses (including reasonable attorneys' fees) incident to any of the foregoing.

                  (d) Summary of Obligations. The obligations and rights of the parties under this Section "14" shall survive the Closing Date and shall be binding upon and inure to the benefit of their respective successors and assigns.

                  (e) Threshold. An indemnified party shall not be entitled to indemnification hereunder with respect to an indemnifiable claim (or, if more than one such indemnifiable claim is asserted, with respect to such indemnifiable claims) unless the aggregate amount of damages with respect to such indemnifiable claim or claims exceeds $10,000 (the "Threshold Amount"), but upon exceeding the Threshold Amount, such indemnified party shall be entitled to indemnification hereunder for damages with respect to all indemnifiable claims.

                  (f) Procedure.

                           (i) The indemnified party agrees to give prompt written notice (the "Notice of Claim") to the indemnifying party of any claim or circumstances which might give rise to a claim by the indemnified party against the indemnifying party stating the nature and basis of said claim along with all of the facts, information or materials relating to such claim of which the indemnified party is aware, and the amount thereof, to the extent known.

                           (ii) In the event any action, suit or proceeding is brought against the indemnified party, with respect to which the indemnifying party may have liability, the indemnifying party shall have fifteen (15) business days after receipt of the Notice of Claims to elect, in writing to the indemnified party, to assume the defense of any such action suit or proceeding at the expense of the indemnifying party or to settle the claim. Until written notice electing to defend or settle any claim that, if sustained, would give rise to a liability under this Agreement, the indemnified party may take, at the expense of the indemnifying party, any action it reasonably believes necessary to preserve its rights with respect to such claim, after promptly notifying the indemnifying party of its intention to take such action and the indemnifying party does not elect to take such other action. The indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the indemnified party shall be kept fully informed of any such action, suit or proceeding at all stages thereof whether or not it is so represented. The indemnifying party shall make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party relating to such proceedings or litigation.

                           (iii) The indemnifying party shall not make any settlement of any claims which does not include as an unconditional term thereof the giving by the claimant to the indemnified party a release of all liability in respect of such claims, without the written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. If the indemnified party does not consent to such a settlement, the indemnifying party's liability to indemnify the indemnified party for such claim shall be limited to the expenses and costs reasonably necessary to preserve its rights to such claim (other than any costs of counsel retained by the indemnified party solely to monitor the indemnifying party's obligations hereunder) that the indemnified party has incurred up to the time of the proposed settlement plus the amount of the proposed settlement. The indemnified party agrees to use commercially reasonable efforts to cooperate with the indemnifying party in defending any claim, at the indemnifying party's expense.

                           (iv) If the indemnifying party shall fail to so elect to defend or settle such claim (exercising reasonable business judgment) at its own expense, within thirty (30) days of delivery of notice of the claim, or otherwise so fail to defend or settle the claim, the indemnified party shall have the right, but not the obligation, to undertake the defense of and to settle (exercising reasonable business judgment) the claim on behalf, for the account and at the risk, of the so failing party. The indemnified party shall use commercially reasonable efforts to settle any such claim at commercially reasonable amounts determined in good faith by the indemnifying party.

                           (v) In the event the indemnified party should have a claim against the indemnifying party that does not involve a claim or demand by a third party, the indemnified party shall promptly cause notice of such claim to be delivered to the indemnifying party. The indemnifying party shall have fifteen (15) business days after delivery thereof to elect, in writing to the indemnified party, to defend or settle the claim, exercising reasonable business judgment, at its own expense. If the indemnifying party does not notify the indemnified party within twenty (20) days after the indemnified party's notice that it disputes such claim, the amount of such claim shall be conclusively deemed as a liability of the indemnifying party. If the indemnifying party disputes such claim, the indemnifying party and the indemnified party shall attempt in good faith for a period of thirty (30) days to settle any such dispute.

         15.      Termination of Agreement.

                  (a) Termination Without Breach. This Agreement may be terminated without further liability of any party at any prior time to the
Closing:

                           (i) by mutual written agreement of Buyer and Seller, or

                           (ii) by Buyer if Buyer is not satisfied with the results of its due diligence investigation in which event, Buyer shall notify Seller prior to the Closing Date;

                           (iii) by either Buyer or Seller upon notice to the other if the Closing shall not have occurred on or before the Closing Date, provided the terminating party has not, through a breach of representation, warranty or covenant, prevented the Closing from occurring on or before such date; or

                           (iv) if the Closing has not occurred by April 4, 2001.

                  (b) Termination by Buyer or Seller. If at any time prior to the Closing Date Seller or Buyer is in default hereunder and such default is not cured within twenty (20) days after written notice to that effect from the other party (the "Non-Breaching Party"), or if either party fails or refuses to close after the conditions to its Closing have been satisfied, the Non-Breaching Party shall have the right to terminate this Agreement by written notice to the other party, in which event the Non-Breaching Party shall have recourse to any remedy at law or equity, including, without limitation, specific performance (it being agreed that the property is unique and not readily available in the open market).

                  (c) Termination Procedure. Termination Procedure. If this Agreement is terminated pursuant to this Section "15", the party so electing to terminate shall give written notice to that effect to the other party, and this Agreement shall terminate and the transactions contemplated by this Agreement shall be abandoned without further action by either party. Buyer shall then return to Seller all documents and copies and other materials received by Buyer.

                  (d) Effect of Termination and Breach of Agreement. Effect of Termination and Breach of Agreement. If this Agreement is terminated other than pursuant to a breach by Buyer or by Seller, the parties shall have no further duties, obligations, or rights to or against each other except for the provisions of this Agreement relating to confidentiality and use of confidential or proprietary information. If this Agreement is terminated pursuant to a breach by either Buyer or Seller, the Non-Breaching Party shall be reimbursed by the breaching party for all of its reasonable costs and expenses associated with the transaction contemplated hereby.

         16.      Closing.

                  (a) Closing. The closing of this transaction (the "Closing") shall take place contemporaneously with the execution of this Agreement (such date is referred to in this Agreement as the "Closing Date"), subject to the fulfillment of the conditions set forth in Sections "12" and "13" herein, and shall be effective as of 11:59 p.m. on March 31, 2001. The Closing shall take place at the Closing Place, or at such other place as the parties shall agree upon. The Closing Date set forth herein may be extended upon the mutual written agreement of the parties.

                  (b) Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the Assets and the following documents, in each case duly executed or otherwise in proper form:

                           (i) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Assets as contemplated hereby, including the appropriate documentation to transfer any motor vehicles which are included as Assets.

                           (ii) Compliance Certificate. A certificate of Seller that each of the representations and warranties made by Seller in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Seller has performed and complied with all of Seller's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                           (iii) Certified Resolutions. A certified copy of the resolutions of the board of directors of Seller authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                           (iv) Good Standing Certificate. Good standing certificate of Seller issued by the Delaware Secretary of State dated not more than fifteen (15) days prior to the Closing Date.

                           (v) Consents. Fully executed consents of all third parties required to close this transaction.

                           (vi) Release of Liens. Proper releases of any liens on the Assets.

                           (vii) Sublease Agreement. An executed original of the Sublease Agreement.

                           (viii) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

                  (c) Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following documents, in each case duly executed or otherwise in proper form:

                           (i) Initial Payment. Cash or otherwise immediately available funds as required by Section "5" of this Agreement.

                           (ii) Compliance Certificate. A certificate signed of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Seller), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                           (iii) Certified Resolutions. A certified copy of the resolutions of the shareholders and board of directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement together with an incumbency certificate.

                           (iv) Good Standing Certificate. Good standing certificate of Seller issued by the New York Secretary of State dated not more than fifteen (15) days prior to the Closing Date.

                           (v) Sublease Agreement. An executed original of the Sublease Agreement.

                           (v) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

         17. Right of Set-Off. In the event Buyer suffers any loss for which Seller is obligated to indemnify Buyer pursuant to Section "14" above, and Seller for any reason fails or refuses to pay the same, Buyer shall have as the means of recovery for any loss (in addition to any other remedies at law or in equity), the right to set-off against any sums due to Seller pursuant to this Agreement. Buyer shall continue to make all payments due until such time as Seller is obligated to indemnify Buyer pursuant to Section "14" above, provided that such payments shall be deposited in an interest-bearing escrow account with a bank mutually agreed to by the parties. Upon resolution of an indemnification claim in favor of Buyer pursuant to this Agreement, funds deposited in such escrow account, up to the amount of such indemnification claim, together with interest accrued thereon, shall be disbursed to Buyer and the remaining funds, together with interest accrued thereon, shall be disbursed to Seller. Upon resolution of an indemnification initiated by Buyer but resolved in favor of Seller, funds deposited in such escrow account, together with interest accrued thereon, shall be disbursed to Seller.

         18. Brokerage. Each party represents and warrants to the other that no broker, finder or consultant is or has been involved in the sale and purchase of the Business by Buyer, and each party shall indemnify, defend and hold the other party harmless from and against any and all brokerage, finder's or consultant's fees or any similar compensation or payment in connection with the transactions contemplated by this Agreement as a result of the indemnifying party's agreement with any such broker.

         19. Employees. Buyer is purchasing the Assets of Seller and, therefore, Buyer shall not be required to employ any employees of Seller and Seller shall be responsible for the termination of any employees it does not desire to retain following Closing. To the extent Buyer desires, it shall have the opportunity to interview any of Seller's employees for possible employment by Buyer upon such terms and conditions as Buyer determines. Such interviews shall take place prior to Closing with the consent of Seller which shall not be unreasonably withheld.

         20.      Post-Closing Covenants of Parties.

                  (a) Checks Received After Closing. Buyer and Seller agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash unless sent directly to the Seller's "lockbox" account maintained with Fleet which the parties acknowledge will be swept daily to pay down Seller's revolving line of credit), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any accounts receivable proceeds, and Buyer and Seller will account to the other for all such receipts. For the avoidance of doubt, cash and checks received after the Closing shall be applied to the invoice noted by the customer or the invoice to which it can reasonably be determined such payment relates, or, in the absence of any such notation by the customer or in the event that it cannot be reasonably determined to which invoice the payment relates, to the earliest outstanding invoice (whether due Seller or Buyer) then outstanding.

                  (b) Customer Records. For a period of six (6) months from and after the Closing Date, Buyer shall not remove from Seller's facility the Customer Records and, for the purpose of Seller collecting outstanding accounts receivables accruing prior to the Closing Date, shall provide Seller (and, during such time that Seller's credit facility with Fleet remains outstanding, including any period of time during which Seller may be in default thereunder, Fleet) with full access to the Customer Records. Following such six (6) month period, Seller shall have the right to copy any and all Customer Records (and retain such copies) with respect to accounts receivables accruing prior to the Closing Date and still outstanding. Buyer shall cause the sales people and administrative people previously employed by Seller to cooperate with Seller in collecting Sellers accounts receivables with Established Customers and Buyer shall permit Seller at all times to contact Established Customers with respect to collecting outstanding accounts receivables accruing prior to the Closing Date.

         21. Sales Tax. Any and all sales tax due and payable as a result of the transaction contemplated by this Agreement shall be split equally between Buyer and Seller.

         22. Waiver of UCC Bulk Sale Compliance. Buyer and Seller shall comply with the requirements of the bulk transfer provisions of the New York Uniform Commercial Code. In the event such requirements are waived by Buyer, Seller will indemnify Buyer against all claims made by creditors of Seller and grant to Buyer in addition to all other remedies, the right of setoff for all such claims against any amounts required by law to be paid and actually paid by Buyer to Seller's creditors.

         23. Notices. All necessary notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be deemed duly given if and when sent by prepaid overnight courier or by certified or registered mail, return receipt requested, postage prepaid addressed as follows:

                  If to Seller:     AmeriQuest Technologies, Inc.
                                    2465 Maryland Road
                                    Willow Grove, Pennsylvania 19090
                                    Attn: Jon Jensen

                  With a Copy (which shall not constitute notice) to:

                                    Morgan, Lewis & Bockius, LLP
                                    502 Carnegie Center
                                    Princeton, New Jersey 08540
                                    Attn:  Steven M. Cohen, Esq.

                  If to Buyer:      Senenca Data Distributors, Inc.
                                    7401 Round Pond Road
                                    North Syracuse, New York 13212
                                    Attn: Adolph V. Falso

                  With a Copy (which shall not constitute notice) to:

                                    Scolaro, Shulman, Cohen, Lawler & Burstein,
                                      P.C.
                                    90 Presidential Plaza
                                    Syracuse, New York 13202
                                    Attn: Jeffrey M. Fetter, Esq.

or such other addresses as the parties may from time to time designate. Notice is deemed given and received three (3) days after mailing in the case of registered or certified mail and next business day in the case of overnight courier.

         24. Formal Press Release. Except as may be required by law, each of the parties hereto agrees not to issue a formal press release, or make any other public announcement to vendors, customers or employees, without the consent of the other which shall not be unreasonably withheld. Promptly following the execution of this Agreement, Seller and Buyer shall jointly issue a press release.

         25. Benefit/Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns; provided, however, that neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party. I n the event of the sale of all or substantially all of the Assets by the Buyer to any person or entity (the "Acquirer"), the Acquirer shall assume the Buyer's obligation under Section "5" above or the Buyer and the Seller shall negotiate a buyout of the Contingent Payment obligation set forth therein. Notwithstanding the foregoing, at any time that Seller's credit facility with Fleet remains outstanding, including any period of time during which Seller may be in default thereunder, Seller may assign its rights under this Agreement to Fleet without any further consent of Buyer required. Notwithstanding anything herein to the contrary, each of Fleet and DFS shall be third party beneficiaries of the rights of each such lender, respectively, in this Agreement.

         26. Other Documents. The parties shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement.

         27. Headings. The headings of the paragraphs of this Agreement are inserted as a matter of convenience and for reference only and in no way define, limit or describe the scope of this Agreement nor the intent of any paragraph or section hereof.

         28. Law Governing Agreement/Attorney Fees. This Agreement shall be construed and interpreted according to the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties hereby stipulate that any dispute arising under or in connection with this Agreement shall be resolved before binding arbitration in accordance with the then applicable


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
rules of the American Arbitration Association in New York County, New York, each party hereby submitting to the personal jurisdiction thereof. In the event of any such dispute, the prevailing party shall be entitled to the expenses of such action including reasonable attorney fees. The "prevailing party" shall be determined by the arbitrator.

         29.      General Provisions.  This Agreement:

                  (a) may be signed by any number of counterparts with the same effect as if the signature of each such counterpart were upon the same instrument;

                  (b) is the only agreement between the parties hereto and contains all of the terms and conditions agreed upon with respect to the subject matter hereof, and supersedes all prior agreements, understandings or intents among the parties hereto; and

                  (c) may not be modified except by a writing executed by both parties hereto, provided, however, that sections of this agreement relating to Fleet or DFS, respectively, shall not be modified without the prior written consent of such lender.


                            [Signature Page Follows]


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
         IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.

SELLER:                                      BUYER:

AMERIQUEST TECHNOLOGIES, INC.                SENECA DATA DISTRIBUTORS, INC.


By:  /s/ Alexander C. Kramer                 By:   /s/ Adolph V. Falso
Name:    Alexander C. Kramer                 Adolph V. Falso, Chairman and CEO
President:  President & CEO


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